Filed Pursuant to Rule 424(b)(3)
Registration No. 333-189891

COLE CREDIT PROPERTY TRUST V, INC.
SUPPLEMENT NO. 17 DATED MARCH 22, 2017
TO THE PROSPECTUS DATED APRIL 29, 2016
This document supplements, and should be read in conjunction with, the prospectus of Cole Credit Property Trust V, Inc. dated April 29, 2016, Supplement No. 11 dated November 18, 2016, which superseded and replaced all previous supplements to the prospectus, Supplement No. 12 dated December 7, 2016, Supplement No. 13 dated December 22, 2016, Supplement No. 14 dated January 6, 2017, Supplement No. 15 dated February 7, 2017 and Supplement No. 16 dated March 7, 2017. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus, as supplemented to date.
The purpose of this supplement is to describe the anticipated update to our initial public offering price per share.
Anticipated Update to Our Initial Public Offering Price Per Share
In our prospectus, we disclose that our board of directors will determine an annual estimated per share value after engaging the services of a third-party expert to assist the board with such determination. We anticipate that on or about March 27, 2017 (the Price Announcement Date), our board of directors will announce its determination of an updated estimated per share net asset value (NAV) as of December 31, 2016. We also anticipate that our board of directors will update the offering price per share for any purchases of our shares on or after the Price Announcement Date. We will continue to offer shares of our common stock in our primary offering at the current price of $26.37 per share of Class A common stock (Class A Shares) and $25.26 per share of Class T common stock (Class T Shares) through the close of business on the business day immediately prior to the Price Announcement Date (which we anticipate will be on or about March 24, 2017) for all subscriptions received in good order and fully funded by such date, and issuances of both Class A Shares and Class T Shares pursuant to our distribution reinvestment plan through the close of business on the business day immediately prior to the Price Announcement Date will continue to reflect a price of $24.00 per share. Effective on the Price Announcement Date, we will begin offering shares of our common stock at the updated primary offering price for each class of shares, which will reflect the updated estimated per share NAV determined by our board of directors, plus any per share up-front selling commissions and dealer manager fees applicable to each class of shares. In addition, all issuances of Class A Shares and Class T Shares pursuant to our distribution reinvestment plan on or after the Price Announcement Date will reflect a price equal to the updated estimated per share NAV.

CCPT5-SUP-17D